                                                Filed Pursuant to Rule 424(b)(2)
                                                Reg. No. 033-55949

PROSPECTUS SUPPLEMENT
(To Prospectus dated November 9, 1994)

                                  $300,000,000

LOGO
                   ASSOCIATES CORPORATION OF NORTH AMERICA
                  6 1/4% SENIOR NOTES DUE SEPTEMBER 15, 2000

                            ------------------------

     Interest on the 6 1/4% Senior Notes due September 15, 2000 (the "Notes") is payable semiannually on March 15 and September 15 of each year, beginning March 15, 1996. The Notes will not be redeemable prior to maturity.

                            ------------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                 PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY
                      REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
                        Price to           Underwriting          Proceeds to
                        Public(1)           Discount(2)         Company(1)(3)
---------------------------------------------------------------------------------
Per Note..........         100%                .202%               99.798%
---------------------------------------------------------------------------------
Total.............     $300,000,000          $606,000           $299,394,000
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

(1) Plus accrued interest, if any, from September 19, 1995 to date of delivery.
(2) The Company has agreed to indemnify the Underwriter named herein against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(3) Before deducting expenses payable by the Company estimated to be $267,000.

                            ------------------------

    The Notes are offered by the Underwriter, subject to prior sale, when, as and if issued to and accepted by it, subject to approval of certain legal matters by counsel for the Underwriter and certain other conditions. The Underwriter reserves the right to reject any order in whole or in part. It is expected that delivery of the Notes will be made through the facilities of The Depository Trust Company on September 19, 1995.

                            ------------------------

                       NATIONSBANC CAPITAL MARKETS, INC.

                            ------------------------

         THE DATE OF THIS PROSPECTUS SUPPLEMENT IS SEPTEMBER 14, 1995.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                         SUMMARY FINANCIAL INFORMATION

     The following summary of certain financial information of the Company and its consolidated subsidiaries has been derived principally from information contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1994 and its Quarterly Report on Form 10-Q for the six months ended June 30, 1995, available as described under "Documents Incorporated by Reference", and is qualified in its entirety by the detailed information and financial statements set forth therein.

                                                                                           FOR THE SIX MONTHS
                                           FOR THE YEAR ENDED DECEMBER 31                    ENDED JUNE 30
                              --------------------------------------------------------    --------------------
                                1990        1991        1992        1993        1994        1994        1995
                              --------    --------    --------    --------    --------    --------    --------
                                                                                          (UNAUDITED)
                                                       (DOLLAR AMOUNTS IN MILLIONS)
REVENUE AND EARNINGS
Revenue --
  Finance charges............ $2,246.7    $2,753.2    $2,931.9    $3,250.7    $3,866.7    $1,810.0    $2,302.8
  Insurance premiums.........    212.7       202.5       209.9       242.2       293.5       133.4       165.0
  Investment and other income    197.3       163.3       182.8       196.7       227.7       111.5       124.0
                              --------    --------    --------    --------    --------    --------    --------
                               2,656.7     3,119.0     3,324.6     3,689.6     4,387.9     2,054.9     2,591.8
Expenses --
  Interest expense...........  1,146.3     1,278.5     1,222.8     1,291.8     1,509.7       691.7       953.2
  Operating expenses.........    586.6       705.4       807.4       979.6     1,191.6       563.4       690.2
  Provision for losses on
     finance receivables.....    302.0       423.7       504.0       468.9       569.9       273.8       347.9
  Insurance benefits paid or
     provided................     96.8        91.1       100.0       114.9       144.1        71.1        66.0
                              --------    --------    --------    --------    --------    --------    --------
                               2,131.7     2,498.7     2,634.2     2,855.2     3,415.3     1,600.0     2,057.3
                              --------    --------    --------    --------    --------    --------    --------
Earnings Before Provision for
  Income Taxes and Cumulative
  Effect of Changes in
  Accounting Principles......    525.0       620.3       690.4       834.4       972.6       454.9       534.5
Provision for Income Taxes...    185.8       219.6       240.7       310.7       369.1       172.4       195.8
                              --------    --------    --------    --------    --------    --------    --------
Earnings Before Cumulative
  Effect of Changes in
  Accounting Principles......    339.2       400.7       449.7       523.7       603.5       282.5       338.7
Cumulative Effect of Changes
  in Accounting
  Principles(a)..............       --          --       (10.0)         --          --          --          --
                              --------    --------    --------    --------    --------    --------    --------
Net Earnings................. $  339.2    $  400.7    $  439.7    $  523.7    $  603.5    $  282.5    $  338.7
                               =======     =======     =======     =======     =======     =======     =======
Ratio of Earnings to Fixed
  Charges(b).................     1.46        1.48        1.56        1.64        1.64        1.65        1.56
                                  ====        ====        ====        ====        ====        ====        ====

---------------

(a) The Company recorded a one-time cumulative effect of changes in accounting principles related to the adoption, effective January 1, 1992, of SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions", and SFAS No. 109, "Accounting for Income Taxes".

(b) For purposes of computing the Ratio of Earnings to Fixed Charges, "earnings" represent earnings before provision for income taxes and cumulative effect of changes in accounting principles, plus fixed charges. "Fixed charges" represent interest expense and a portion of rentals representative of an implicit interest factor for such rentals.

                                                                      DECEMBER 31       JUNE 30
                                                                         1994            1995
                                                                      -----------     -----------
                                                                                      (UNAUDITED)
                                                                              (IN MILLIONS)
BALANCE SHEET DATA
Assets:
  Cash and Cash Equivalents..........................................  $   361.1       $   315.1
  Investments in Debt and Equity Securities
     Bonds and Notes.................................................      567.6           872.0
     Stocks..........................................................       41.9            14.2
                                                                      -----------     -----------
          Total Investments in Debt and Equity Securities............      609.5           886.2
  Finance Receivables, net of unearned finance income
     Consumer Finance................................................   21,159.8        22,976.0
     Commercial Finance..............................................    9,815.9        10,785.4
                                                                      -----------     -----------
          Total Net Finance Receivables..............................   30,975.7        33,761.4
  Allowance for Losses on Finance Receivables........................     (932.4)       (1,028.3)
  Other Assets.......................................................    1,218.9         1,034.3
                                                                      -----------     -----------
          Total Assets...............................................  $32,232.8       $34,968.7
                                                                       =========       =========
Liabilities and Stockholders' Equity:
  Notes Payable, unsecured short-term
     Commercial paper................................................  $11,640.5       $12,577.4
     Bank loans......................................................      571.4              --
  Long-Term Debt, unsecured due within one year
     Senior..........................................................    1,973.1         2,529.7
     Subordinated....................................................         --              --
     Capital.........................................................        0.1             0.1
  Accounts Payable and Accruals......................................      726.0           785.8
  Insurance Policy and Claims Reserves...............................      545.6           575.2
  Long-Term Debt, unsecured
     Senior..........................................................   12,848.3        14,212.4
     Subordinated....................................................      141.2           141.2
     Capital.........................................................        0.5             0.5
                                                                      -----------     -----------
          Total Long-Term Debt.......................................   12,990.0        14,354.1
  Stockholders' Equity...............................................    3,786.1         4,146.4
                                                                      -----------     -----------
          Total Liabilities and Stockholders' Equity.................  $32,232.8       $34,968.7
                                                                       =========       =========

                            DESCRIPTION OF THE NOTES

     The following description of the particular terms of the Notes offered hereby supplements the description of the general terms and provisions of the Debt Securities set forth in the Prospectus, to which description reference is hereby made.

GENERAL

     The Notes will constitute senior debt of the Company, will be issued under an indenture dated as of October 15, 1994 (the "Indenture") between the Company and NationsBank of Texas, N.A., as Trustee ("NationsBank"), will be limited to $300,000,000 aggregate principal amount and will mature on September 15, 2000. The Notes will bear interest at the rate per annum shown on the cover page of this Prospectus Supplement from September 19, 1995 or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semiannually on March 15 and September 15 of each year, commencing on March 15, 1996, to the persons in whose names the Notes are registered at the close of business on the last day of February or August, as the case may be, next preceding such Interest Payment Date. Payment of interest will be made by check mailed to the persons entitled thereto; provided, however, that such payment of interest will be made by wire transfer of immediately available funds if appropriate wire transfer instructions have been received in writing by NationsBank not later than five business days prior to the record date for the applicable Interest Payment Date. Payment of principal at maturity will be made in immediately available funds upon surrender of a Note.

     The Notes may be presented for payment or for transfer or exchange at the Corporate Trust Office of NationsBank, presently located at 901 Main Street, 18th Floor, Dallas, Texas 75202, Attention: Corporate Trust Department or, at the option of the holder, at NationsBank's corporate trust facility in the Borough of Manhattan, The City of New York, presently located at 55 Broadway, 4th Floor, New York, New York 10006 (c/o NationsBank of New York, N.A.) or at any other office or agency maintained by the Company for such purpose. The Company may from time to time vary the location of any such offices but will at all times maintain an office or agency in the Borough of Manhattan for presentation for payment or for transfer or exchange. Wire transfer instructions shall be provided to NationsBank at either of the aforementioned offices.

     The Notes are to be issued only in registered form without coupons in denominations of $1,000 and any multiple of $1,000.

REDEMPTION

     The Notes are not redeemable prior to maturity.

CONCERNING THE TRUSTEE

     NationsBank serves as trustee with respect to four other series of Debt Securities previously issued under the Indenture. NationsBank acts as depository for funds of, extends credit to, and performs other banking services for, the Company in the normal course of business. NationsBank is an affiliate of NationsBanc Capital Markets, Inc., the Underwriter.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in an underwriting agreement dated September 14, 1995 (the "Underwriting Agreement") between the Company and NationsBanc Capital Markets, Inc. (the "Underwriter"), the Company has agreed to sell to the Underwriter and the Underwriter has agreed to purchase the entire principal amount of the Notes. The Underwriter is committed to purchase all the Notes offered hereby if any of the Notes are purchased.

     The Underwriter has advised the Company that it proposes initially to offer the Notes to the public at the Price to Public set forth on the cover page of this Prospectus Supplement, and to certain dealers at such price less a concession not in excess of .175% of the principal amount of the Notes. The Underwriter may allow, and such dealers may reallow, a discount not in excess of
 .125% of such principal amount on sales to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

     The Underwriting Agreement provides that the Company will indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments the Underwriter may be required to make in respect thereof.

     The Company has been advised by the Underwriter that it currently intends to make a market in the Notes, but may discontinue such market making at any time without notice. The Company cannot predict the liquidity of any trading market for the Notes.

     In the ordinary course of their respective businesses, certain commercial banking affiliates of the Underwriter, including NationsBank of Georgia, N.A., have engaged, and may in the future engage, in commercial banking transactions with the Company.

                                 LEGAL OPINIONS

     The legality of the Notes will be passed upon for the Company by its Assistant General Counsel, Timothy M. Hayes, 250 Carpenter Freeway, Irving, TX 75062-2729, and for the Underwriter by LeBoeuf, Lamb, Greene & MacRae, L.L.P., a limited liability partnership including professional corporations, 125 West 55th Street, New York, New York 10019.

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NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY THE UNDERWRITER. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                             ---------------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                     PAGE
Summary Financial Information......  S-2
Description of the Notes...........  S-4
Underwriting.......................  S-5
Legal Opinions.....................  S-5
               PROSPECTUS
Available Information..............    2
Documents Incorporated by
  Reference........................    2
The Company........................    3
Application of Proceeds............    3
Description of Debt Securities.....    4
Description of Warrants............    8
Plan of Distribution...............    9
Legal Opinions.....................   10
Experts............................   10

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--------------------------------------------------------------------------------
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                                 $300,000,000

                           AMERICAN CORPORATION OF
                                NORTH AMERICA

                                    (LOGO)

                             6 1/4% SENIOR NOTES
                            DUE SEPTEMBER 15, 2000

                         ---------------------------

                            PROSPECTUS SUPPLEMENT

                         ---------------------------

                      NATIONSBANC CAPITAL MARKETS, INC.
                              SEPTEMBER 14, 1995


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